Exhibit 99.1

THE CANNAISSEUR GROUP, INC.
(OTC Pink: TCRG)

BOD RESOLUTION
Emergency Meeting – May 1, 2025 at 4:30 PM ET

At a duly called emergency meeting of the Board of Directors (the “Board”) of Cannaisseur Group, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Company”), held on May 1, 2025, in accordance with the Company’s bylaws and applicable state law, the following resolutions were unanimously adopted:

WHEREAS, the Board has received credible reports that the Company’s Corporate Secretary, Valarie Grant, has shared material non-public (MNP) information with at least two shareholders with whom she maintains personal affiliations, in breach of her fiduciary duty to the Company and its shareholders;

WHEREAS, it remains unclear whether the information she disclosed was accurate or complete, and such unauthorized disclosure poses significant legal and reputational risk to the Company;

WHEREAS, that shareholder subsequently contacted another shareholder in an attempt to turn them against the Company’s pending strategic transaction—despite having no lawful access or authorization to possess or disseminate such confidential information—raising serious regulatory concerns and creating risk for the Company; and

WHEREAS, this unauthorized disclosure of MNP information constitutes a direct violation of securities laws, a breach of fiduciary duty, and a reckless act that exposes the Company to reputational, legal, and financial harm; and

WHEREAS, Ms. Grant has also contacted vendors and the Company’s legal counsel without Board authorization, generating avoidable legal fees and making inappropriate and inflammatory comments in communications;

WHEREAS, the Company is currently operating under significant financial constraints and is working diligently to close a $35 million strategic acquisition of agricultural and sensor technology assets, a transaction deemed to be in the best interests of shareholders;

WHEREAS, the Board had previously authorized Director Jordan P. Balencic, D.O. to issue a formal cease-and-desist communication on April 19, 2025, directing Ms. Grant to refrain from contacting legal counsel, vendors, or shareholders without Board approval;

THE CANNAISSEUR GROUP, INC.
(OTC Pink: TCRG)

WHEREAS, despite this directive, Ms. Grant continued to violate these instructions, demonstrating repeated insubordination and a clear disregard for her responsibilities and fiduciary obligations;

WHEREAS, Ms. Grant has engaged in a pattern of inappropriate conduct including: contacting vendors and legal counsel without authorization, generating unnecessary legal fees for the Company, and making unprofessional and inflammatory comments in email communications, including a message dated April 30, 2025 in which she falsely challenged the legal status of Director Xavier Carter—with accountants and legal counsel copied; and

WHEREAS, Ms. Grant was invited to attend this emergency Board meeting to explain her actions, but failed to appear;

NOW, THEREFORE, BE IT RESOLVED, that Valarie Grant is hereby removed from her position as Corporate Secretary of Cannaisseur Group, Inc., retroactive to April 30, 2025, due to breach of fiduciary duty, insubordination, dissemination of false and misleading information, unauthorized communications, and conduct resulting in reputational harm and unnecessary legal expense to the Company;

FURTHER RESOLVED, that all access granted to Ms. Grant through Company-managed communication platforms—including, but not limited to, her corporate email account and internal systems - shall remain revoked and permanently terminated;

FURTHER RESOLVED, that the Company’s designated agents are instructed to secure and preserve all Company-related data, records, and communications associated with Ms. Grant, to ensure compliance with applicable retention policies and to protect the Company’s legal and operational interests;

FURTHER RESOLVED, that due to the Company’s pending change of control and transitional status, the Board will not appoint a new Corporate Secretary at this time; these duties will be delegated as needed under the direction of the Transition Team until such time as the incoming leadership determines a permanent appointment;

FURTHER RESOLVED, that the Board affirms these actions are taken to protect the confidentiality, integrity, and stability of Company operations during this critical transitional period.

THE CANNAISSEUR GROUP, INC.
(OTC Pink: TCRG)

IN WITNESS WHEREOF, the undersigned Directors of the Company have executed this resolution as of the date first written above.

Signed,

Floretta Gogo

Xavier Carter

Jordan P. Balencic, D.O.

Jamie Brown

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